UNITED STATES
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PartnerRe Ltd.
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A Presentation to Company Name 0 PartnerRe and EXOR A new chapter in our history Insert Date “Under the ownership of EXOR, we have the opportunity to become the most preferred reinsurance partner. With a financially strong and supportive owner , committed for the long - term, we will build PartnerRe’s future while preserving the unique culture, brand, underwriting capabilities, financial security and commitment that you have come to expect over the past two decades.” Emmanuel Clarke President, PartnerRe Ltd. Building our future on a solid foundation ▪ Breadth and depth to meet client needs across all business lines and in all markets ▪ Proven financial security with a strong balance sheet ▪ Talented, experienced specialists ▪ Actively listening to our clients to deliver responsive solutions ▪ Dedicated to brokers ▪ Continuously adapting to respond to client needs and industry trends EXOR’s private ownership brings stability and opportunity ▪ EXOR’s time horizon is counted in decades, not years. This means that we can take a longer term view of what’s right for our clients. ▪ EXOR’s commitment to reinvesting our returns will further strengthen our capital and provide the resources to grow and increase our appetite for risk over the long - term. ▪ In an environment of mergers and acquisitions, PartnerRe is no longer at risk of consolidation. This means, we can entirely focus on our clients and their needs. Strong identity and clear aspirations ▪ PartnerRe under EXOR will be focused on reinsurance and reinsurance - like solutions. ▪ We hold no aspirations of becoming a market leader in direct insurance. ▪ We aspire to become the most preferred reinsurance partner.

Insert Date 1 A Presentation to Company Name PartnerRe continues to be the Company our clients know: high quality insight, global and diversified platform and financially robust. We will continue to build on our existing strengths, our expertise and our relationships. Proven track record of paying claims PartnerRe is a financially secure reinsurance partner with a commitment to an unquestionable ability to pay claims . Leading broker market reinsurer for long - tail casualty risk Consistently maintained an “A” rating On everyone’s approved list for long - tail casualty risk . Since securing ratings with A.M. Best and Standard & Poor’s, PartnerRe has consistently maintained an “A” rating or above. Long - term relationships with clients Financial Strength Ratings Last updated by an agency: August 4, 2015 A A.M. Best A+ Standard & Poor’s AA - Fitch 77% 45% 32% of client relationships are 3 years or longer of client relationships have lasted for 3 - 10 years of client relationships have lasted for more than 10 years A1 Moody’s Building our future on a solid foundation

$960M $16M $7.9B $5.9B Continually adapting to industry needs Over the past two decades, PartnerRe has been tested by industry shock losses, as well as broader economic shocks. During this same time we have deepened our resources and broadened our capabilities to better align with our clients’ evolving risk transfer needs. We continually adapt our business to be responsive to client needs and industry trends and provide stability in periods of uncertainty. Insert Date 2 A Presentation to Company Name 1994 Northridge Earthquake  TOTAL CAPITAL  GROSS PREMIUMS WRITTEN Capital We grew our capital almost eightfold and we grew gross premiums written from $16 million in our first year to $5.9 billion at December 31, 2014. Diversification We have evolved into a diversified reinsurer , with the technical skills and ability to transact in every line of business. 1993 2014 1993 Entry into Cat 2001 Entry into U.S. Casualty 2005 Entry into Agriculture 2011 Entry into Mortgage 2012 Entry into U.S . Accident and Health 2014 1997 Entry into Life 1995 Kobe Earthquake 1999 Winter Storms Lothar - Martin 2001 World Trade Center 2002 Equity Crisis 2005 Katrina, Rita, Wilma 2008 Financial Crisis 2011 Tohoku Earthquake